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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 4/A

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

      PETERSON                     JEFFREY                            K
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        (Last)                      (First)                        (Middle)

                             1707 WALDEMERE STREET
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                                   (Street)

       SARASOTA                      FL                               34239
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        (City)                      (State)                           (Zip)

CENTRAL EUROPEAN DISTRIBUTION CORP  (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

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3.  I.R.S. Identification Number of Reporting Person, if an Entity (voluntary)


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4.  Statement for Month/Year


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5.  If Amendment, Date of Original (Month/Year)


                                   12/9/99
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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    [x] Director                       [x] 10% Owner
    [x] Officer (give title below)     [_] Other (specify below)

                           EXECUTIVE VICE PRESIDENT
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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [x] Form filed by one Reporting Person
    [_] Form filed by more than one Reporting Person
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          Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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1. Title            2. Trans-     3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                  action        action          or Disposed of (D)                Securities           ship          of In-
   Security            Date          Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)          (mm/dd/yy)    (Instr. 8)                                        Owned at             Direct        Bene-
                                  -----------------------------------------------      End of               (D) or        ficial
                                                                                       Month                Indirect      Owner-
                                   Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                                (D)                                         (Instr. 4)    (Instr. 4)
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
 CEDC Common Stock        12/03/99                2,000         A        4,875                           D
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                          12/06/09                1,000         A        4,875
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code   V   (A)     (D)

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
 Central European
   Distribution Corporation
   Common Stock                        6.875              8/17/99               VA                           6,000
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

 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-      11. Na-
                                 cisable bene-     Underlying Securities        of          of Deriv-        ship            ture
                                 ficial and        (Instr. 3 and 4)             Deriv-      ative            Form            of In-
                                 Expiration                                     ative       Secur-           of De-          direct
                                 Date                                           Secur-      ities            rivative        Bene-
                                 ownership                                      ity         Bene-            Security        ficial
                                 (Month/Day/                                    (Instr.     ficially         Direct (D)      Owner-
                                 Year)                                          5)          Owned            or Indirect     ship
                                 (Instr. 4)                                                 at End           (I)             (Instr.
                               --------------------------------------------                 of               (Instr. 4)      4)
                               Date     Expira-              Amount or                      Month
                               Exer-    tion         Title   Number of                      (Instr. 4)
                               cisable  Date                 Shares

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
                                                     Common
                               8/17/99    8/17/09    Stock     6,000                        10,000               (D)
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

                           (Print or Type Responses)

                                                                          (Over)
(Form 4-07/98)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  /s/ Jefferey Peterson              2/22/02
-------------------------------  -----------------
**Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                  Page 2 of 3